UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/24/2012

APPLE INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-10030

CA	94-2404110
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Infinite Loop, Cupertino, CA 95014
(Address of principal executive offices, including zip code)

(408) 996-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements with Certain Officers.

On May 24, 2012, the Compensation Committee (the "Committee") of the Board of Directors of Apple Inc. (the "Company") approved amendments to each outstanding and unvested restricted stock unit award granted by the Company to its employees (other than Timothy D. Cook, the Company's Chief Executive Officer). The amendments provide that if the Company pays an ordinary cash dividend on its common stock, each award will be credited with an amount equal to the per-share cash dividend paid by the Company, multiplied by the total number of restricted stock units subject to the award that are outstanding immediately prior to the record date for such dividend. The amounts that are credited to each award are referred to as "dividend equivalents." Any dividend equivalents credited to an award will be subject to the same vesting, payment and other terms and conditions as the unvested restricted stock units to which the dividend equivalents relate. Depending on the domicile of the employee, accumulated dividend equivalents will either be paid in cash or used to offset employee taxes due upon vesting of the restricted stock units.

The Committee determined these amendments were appropriate in light of the Company's announcement on March 19, 2012 that it intends to commence paying ordinary cash dividends of $2.65 per share to its shareholders on a quarterly basis sometime during the fourth quarter of its 2012 fiscal year. As restricted stock units are not outstanding shares of common stock and thus would not otherwise be entitled to participate in such dividends, the crediting of dividend equivalents is intended to preserve the equity-based incentives intended by the Company when the awards were granted and to treat the award holders consistently with shareholders.

At Mr. Cook's request, none of his restricted stock units will participate in dividend equivalents. Assuming a quarterly dividend of $2.65 per share over the vesting periods of his 1.125 million outstanding restricted stock units, Mr. Cook will forego approximately $75 million in dividend equivalent value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE INC.

Date: May 24, 2012	By:	/s/ D. Bruce Sewell
D. Bruce Sewell
Senior Vice President, General Counsel and Secretary